Ex. 10.78
RETIREMENT AGREEMENT
THIS RETIREMENT AGREEMENT (the “Agreement”) made and entered into effective November 15, 2007, by and between Syntroleum Corporation (the “Company”) and John B. Holmes, Jr. (the “Executive”).
W I T N E S S E T H:
WHEREAS, the Executive and the Company are parties to that certain Employment Agreement dated as of August 31, 2002 (the “Employment Agreement”), and that certain Indemnification Agreement dated October 1, 2002 (the “Indemnification Agreement”); and
WHEREAS, the parties mutually desire to arrange for Executive’s retirement from the Company under certain terms; and
WHEREAS, in consideration of the mutual promises contained herein, the parties hereto are willing to enter into this Agreement upon the terms and conditions herein set forth.
NOW, THEREFORE, in consideration of the premises, the terms and provisions set forth herein, the mutual benefits to be gained by the performance thereof and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
1. Retirement and Resignation from Officer Positions. Effective as of the close of business on December 28, 2007 (the “Retirement Date”), the Executive will retire as an employee of the Company. As of November 19, 2007, the Executive agrees to resign any and all director officer, or other positions he holds with the Company or any of its affiliates and/or subsidiaries, and the Executive hereby agrees to sign and deliver the letter included herein Attachment B, evidencing his resignation as an officer. The Executive shall remain as an employee until the Retirement Date and subject to the terms of the Employment Agreement. However, the Company and Executive agree that from the execution of the Agreement until the Retirement Date, the Executive shall be available, at times to be mutually agreed, if called upon by the Company, to provide assistance that the Company may request.
2. Consideration and Waiver and Release. The Executive shall have until 45 calendar days after the date this Agreement was furnished to him to consider whether to sign and return this Agreement to the Company by first class mail or by hand delivery. In consideration for the Executive’s execution of and compliance with this Agreement, including but not limited to the execution of the Waiver and Release attached hereto as Attachment A, the Company shall provide the consideration set forth below in this Section 2. Unless as otherwise provided in the Agreement, this consideration is provided subject to the binding execution by the Executive (without revocation) of the Waiver and Release. The Company’s obligation to make any further payments or provide any benefits otherwise due under Section 2 shall cease only in the event the Executive is in material breach of the terms of this Agreement or the Waiver and Release and fails to cure such breach in a reasonable period of time, and no payment shall be made or other benefit described hereunder provided until the expiration of the seven-day revocation period as provided for in the Waiver and Release (the “Effective Waiver Date”).

A. Retirement Payments. Assuming the Waiver and Release has become binding (without revocation), the Company agrees to pay the Executive a lump sum payment of $576,202.19 (less applicable taxes) on December 28, 2007.
B. Health Plan Coverage Continuation. The Executive and his qualifying dependents will be eligible for continuation coverage for medical and dental+vision benefits under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), subject to the Executive’s payment of the full premiums and the Company’s ability to amend or terminate its benefit plans at any time. From the Retirement Date until the date one (1) year following the Retirement Date, the Company shall bear the payment of that portion of the full premium which is over and above the Executive’s continued payment of the employee portion of the then-applicable premium under the Company’s medical and dental+vision plans, as such portion and premiums are in effect from time to time. If, following the Retirement Date, the Executive becomes eligible for medical or dental+vision benefits from another employer, the Company’s obligation to provide such benefits coverage shall immediately cease only with regard to that coverage provided by the other employer.
C. Stock Options. The Executive shall be treated as having terminated employment due to “retirement” for purposes of any stock options awarded to the Executive under any incentive plan of the Company which remain unexercised as of the Executive’s Retirement Date. All of Executive’s stock options and restricted stock shall be immediately vested upon the Retirement Date, except for those restricted stock grants granted pursuant to the Restricted Stock Agreement dated as of March 16, 2007. In addition, the Nominating and Compensation Committee (the “Committee”) has agreed to extend the exercisability of all options until the end of the original term of the option.
D. Bonuses. The Executive will not be eligible to receive any annual bonus for the 2007 calendar year.
E. D&O Insurance. Subject to the Company’s own decision with regard to amounts and insurance providers, the Company will maintain D&O or other insurance coverage and extend same to the Executive, similar to the Company’s then-current executive group, for a period of three (3) years from the Effective Waiver Date.
3. Other Benefits. The Executive’s benefits under the Syntroleum 401(k) Plan and any other plan or arrangement of the Company shall be determined and paid in accordance with the terms of such plans. Except as expressly provided herein or in the terms of such plans, all benefits provided to the Executive shall cease as of the Retirement Date.

4. Restrictive Covenants. As a material inducement to the Company to enter into this Agreement, Executive agrees that the restrictive covenants set forth in paragraphs 6, 7, 8, 9, 10, 11 and 12 of the Employment Agreement, originally agreed to by the Executive in entering into the Employment Agreement in exchange for the Company’s provision to the Executive of Trade Secret Information and for other good and valid consideration, remain in full force and effect; provided, however, that, effective the Retirement Date, subject to the Executive upholding his continuing obligations to maintain the Trade Secret Information of the Company as set forth in the Employment Agreement, the Company agrees to waive the restrictions set forth in paragraphs 9(a) and 9(b). Notwithstanding the forgoing, the Company does not waive the restrictions on the Executive as set forth in paragraph 9(c) of the Employment Agreement.
5. Assistance with Legal Proceedings. The Executive agrees that for a period of three years after the Retirement Date, the Executive will furnish such information and proper assistance as may be reasonably necessary in connection with any litigation or other legal proceedings in which the Company or any affiliate or subsidiary is then or may become involved; provided, however, that the parties agree to negotiate a reasonable rate of compensation for any such services.
6. Reference; Nondisparagement. The Executive agrees to refrain from any criticisms or disparaging comments about the Company or any affiliates (including any current or former officer, director or employee of the Company), and the Executive agrees not to take any action, or assist any person in taking any other action, that is adverse to the interests of the Company or any affiliate or inconsistent with fostering the goodwill of the Company and its affiliates. Likewise, the Company agrees to refrain from any criticisms or disparaging comments about the Executive, and the Company agrees not to take any action, or assist any person in taking any other action, that is adverse to the interests of the Executive or inconsistent with fostering the goodwill of the Executive. Notwithstanding the forgoing, this paragraph imposes no limitation on the Executive’s rights as a shareholder of the Company, or on either party’s rights to enforce this Agreement. Nothing in this Agreement shall apply to or restrict in any way the communication of information by either Party to any state or federal law enforcement agency, or require notice to either Party thereof in such event, and neither Party will be in breach of the covenant contained above solely by reason of giving testimony which is compelled by process of law.
7. Non-Alienation. The Executive shall not have any right to pledge, hypothecate, anticipate, or in any way create a lien upon any amounts provided under this Agreement, and no payments or benefits due hereunder shall be assignable in anticipation of payment either by voluntary or involuntary acts or by operation of law. So long as the Executive lives, no person, other than the parties hereto, shall have any rights under or interest in this Agreement or the subject matter hereof. Upon the death of the Executive, his executors, administrators, devisees and heirs, in that order, shall have the right to enforce the provisions hereof.
8. Amendment of Agreement. This Agreement may not be modified or amended except by an instrument in writing signed by the parties hereto.
9. Waiver. No term or condition of this Agreement shall be deemed to have been waived, nor shall there be an estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel.

10. Notices. All notices or communications hereunder shall be in writing, addressed as follows:
To the Company:
Syntroleum Corporation
4322 South 49th West Avenue
Tulsa, OK 74107-6100
Attention: General Counsel
Fax: (918) 592-7979
To the Executive:
John B. Holmes, Jr.
2153 Inwood Drive
Houston, Texas 77019
Telephone: (713) 630-1045
All such notices shall be conclusively deemed to be received and shall be effective; (i) if sent by hand delivery, upon receipt, (ii) if sent by telecopy or facsimile transmission, upon confirmation of receipt by the sender of such transmission or (iii) if sent by registered or certified mail, on the fifth day after the day on which such notice is mailed.
11. Tax Withholding. The Company shall withhold from any benefits payable under this Agreement the minimum federal, state, city or other taxes that will be required pursuant to any law or governmental regulation or ruling. In instances where a taxable event involves options or stock, the taxes will be handled in accordance with the applicable stock option agreement or restricted stock award agreement.
12. Severability. If any provision of this Agreement is held to be invalid, illegal or unenforceable, in whole or part, such invalidity will not affect any otherwise valid provision, and all other valid provisions will remain in full force and effect.
13. Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, and all of which together will constitute one document.
14. Titles. The titles and headings preceding the text of the sections and subsections of this Agreement have been inserted solely for convenience of reference and do not constitute a part of this Agreement or affect its meaning, interpretation or effect.

15. Governing Law; Venue. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF OKLAHOMA, UNITED STATES OF AMERICA, WITHOUT REGARD TO CONFLICT OF LAW PROVISIONS THEREOF. Subject to Section 15(a) below, the Company and the Executive expressly and irrevocably consent and submit to the nonexclusive jurisdiction of any state or federal court sitting in Tulsa County, Oklahoma and agree that, to the fullest extent allowed by law, such Oklahoma state or federal courts shall have jurisdiction over any action, suit or proceeding arising out of or relating to this Agreement. The Company and the Executive each irrevocably waive, to the fullest extent allowed by law, any objection either of them may have to the laying of venue of any such suit, action or proceeding brought in any state or federal court sitting in Tulsa County, Oklahoma based upon a claim that such court is inconvenient or otherwise an objectionable forum. Any process in any action, suit or proceeding arising out of or relating to this Agreement may, among other methods, be served upon the Company or the Executive by delivering it or mailing it to their respective addresses set forth herein. Any such delivery or mail service shall be deemed to have the same force and effect as personal service in the State of Oklahoma.
(a) Any dispute arising out of or in connection with this Agreement, including any question regarding its existence, validity or termination, shall be addressed exclusively in the following priority order:
(1) Negotiation. The Employee and the Company shall arrange a meeting, at a mutually convenient time by phone or in person, to discuss the issues of each Party and negotiate for a resolution of the dispute. The period of negotiation shall extend no longer than thirty (30) calendar days from the first meeting of the negotiators.
(2) Mediation. If the Parties have failed to resolve the dispute by negotiation, the Parties shall submit to mediation prior to seeking resolution by binding arbitration. The Parties will cooperate with one another in selecting a mediator from the American Arbitration Association panel of neutrals, which shall be requested to promptly schedule the mediation proceedings. The parties covenant that they will participate in the mediation in good faith, and that they will each bear their own costs. All offers, promises, conduct and statements, whether oral or written, made in the course of the mediation by any of the parties, their agents, employees, experts and attorneys, and by the mediator, are expected to be treated as confidential, privileged and inadmissible for any purpose, including impeachment, in any arbitration or other proceeding involving the parties, provided that evidence that is otherwise admissible or discoverable shall not be rendered inadmissible or non-discoverable as a result of its use in the mediation. If the dispute is not resolved within thirty (30) calendar days from the date of the submission of the dispute to mediation (or such later date as the parties may mutually agree in writing), the administration of the arbitration shall proceed forthwith. The mediation may continue, if the parties so agree, after the appointment of the arbitrators. Unless otherwise agreed by the parties, the mediator shall be disqualified from serving as arbitrator in the case. The pendency of a mediation shall not preclude a party from seeking provisional remedies, such as a temporary or permanent injunction or restraining order to prevent a continuing harm to a Party, in aid of the arbitration from a court of appropriate jurisdiction, and the parties agree not to defend against any application for provisional relief on the ground that a mediation is pending.

(3) Arbitration. Within five (5) business days of the conclusion of the Parties’ mediation, any dispute, claim or controversy arising out of or relating to this Agreement or the breach, termination, enforcement, interpretation or validity thereof, including the determination of the scope or applicability of this Agreement to arbitrate, shall be determined by binding arbitration in Tulsa, Oklahoma, before three (3) arbitrators. The arbitration shall be administered by the American Arbitration Association pursuant to its Commercial Rules for Arbitration. The arbitrators’ award may be enforced in Tulsa County District Court, the United States District Court for the Northern District of Oklahoma or in any other court having jurisdiction over the parties. This clause shall not preclude the Parties from seeking provisional remedies in aid of arbitration, such as a temporary or permanent injunction or restraining order to prevent a continuing harm to a Party, from a court of appropriate jurisdiction. The Parties covenant that they will participate in the arbitration in good faith, and that they will each bear their own costs. The provisions of this clause may be enforced by any court of competent jurisdiction, and the Party seeking enforcement shall be entitled to an award of all costs, fees and expenses, including attorneys’ fees, to be paid by the Party against whom enforcement is ordered.
(4) The Parties agree that the dispute resolution priority set forth herein is a material term of this agreement and that the damages for failure to comply with the dispute resolution priority are and would be difficult to measure. Consequently, the Parties agree that in the event a Party elects to ignore the dispute resolution priority order requirements set forth in this Section 15(a), the Party making the election shall be obligated for all (internal and external) costs, fees and expenses, including attorneys’ fees, of the other Party, regardless of how the dispute is ultimately decided. In other words, any Party electing to forego the dispute resolution priority in Section 15(a) also elects to pay the fees, costs and expenses of the other Party even if the electing Party ultimately prevails. The dispute resolution priority order requirement specified in this Section 15(a) may be amended, modified, or waived only upon the agreement, in writing, of the Parties.
16. Remedies. In the event of any material breach by either party of any of the provisions of this Agreement and in the event such material breach is not cured by the breaching party within forty-five (45) days after notice from the non-breaching party, the non-breaching party, in addition to any other rights, remedies or damages available at law or in equity, shall be entitled (a) to injunctive relief enjoining and restraining any such material breach by the breaching party; and, in addition to any other award of damages to which may be entitled, (b) to recover from the breaching party all costs and expenses, including reasonable attorney’s fees, incurred by the non-breaching party, its successors or assigns as a consequence of any such breach.
17. Entire Agreement. This Agreement, together with Attachments A and B, constitute the entire agreement of the parties with respect to the subject matter hereof, and expressly supersedes the Employment Agreement, except as expressly provided herein.
18. 409A Compliance. The parties acknowledge that all payments and benefits provided under this Agreement and the Consulting Agreement are intended to meet the requirements and restrictions of the nonqualified deferred compensation rules contained in Section 409A of the Internal Revenue Code of 1986, as amended (to the extent applicable thereto).

IN WITNESS WHEREOF, the parties have executed this Agreement in multiple counterparts, all of which shall constitute one agreement, effective as of the date and year first above written.

SYNTROLEUM CORPORATION

By:	/s/ Edward G. Roth
Edward G. Roth
President & Chief Operating Officer

EXECUTIVE
/s/ John B. Holmes, Jr.

John B. Holmes, Jr.

Attachment A
SYNTROLEUM CORPORATION
Waiver And Release
Syntroleum Corporation has offered to pay me certain benefits (the “Benefits”) under my Retirement Agreement with Syntroleum Corporation, dated as of November 15, 2007 (the “Retirement Agreement”), which include benefits to which I am not otherwise entitled. These Benefits were offered to me in exchange for my agreement, among other things, to waive all of my claims against and release Syntroleum Corporation and its predecessors, successors and assigns (collectively referred to as the “Company”), all of the affiliates (including parents and subsidiaries) of the Company (collectively referred to as the “Affiliates”) and the Company’s and Affiliates’ directors and officers, employees and agents, insurers, employee benefit plans and the fiduciaries and agents of said plans (collectively, with the Company and Affiliates, referred to as the “Corporate Group”) from any and all claims, demands, actions, liabilities and damages arising out of or relating in any way to my employment with or retirement from the Company or the Affiliates; provided, however, that this Waiver and Release shall not apply to any claim or cause of action to enforce or interpret any provision contained in the Retirement Agreement. I have read this Waiver and Release and the Retirement Agreement, including the attachments thereto (all of which I received together and which, together, are referred to herein as the “Retirement Agreement Materials”) and they are incorporated herein by reference. I choose to accept this offer.
I understand that signing this Waiver and Release is an important legal act. I acknowledge that the Company has advised me in writing to consult an attorney before signing this Waiver and Release. I understand that, in order to be eligible for Benefits, I must sign (and return to Stephani Britton, HR Manager) this Waiver and Release before 5 p.m. on December 30, 2007. I acknowledge that I have been given sufficient time to consider whether to sign the Retirement Agreement and whether to execute this Waiver and Release.
In exchange for the payment to me of Benefits, which are in addition to any remuneration or benefits to which I am already entitled, I, among other things, (1) agree not to sue in any local, state and/or federal court regarding or relating in any way to my employment with or retirement from the Company or the Affiliates, and (2) knowingly and voluntarily waive all claims and release the Corporate Group from any and all claims, demands, actions, liabilities, and damages, whether known or unknown, arising out of or relating in any way to my employment with or retirement from the Company or the Affiliates1.

[1]
Nothing in this Waiver and Release or the Separation Agreement should be construed as a waiver of my rights vested under the terms of employee benefit plans sponsored by the Company or the Affiliates or with respect to such rights or claims as may arise after the date this Waiver and Release is executed. Additionally, I am not waiving any rights that I may have under the Family and Medical Leave Act of 1993 or the Fair Labor Standards Act. Furthermore, although I waive all rights to recovery of any compensation or benefits that I might be entitled to as a result of filing charges or claims with the Equal Employment Opportunity Commission, the National Labor Relations Board and the Oklahoma Human Rights Commission, I am not giving up any right that I may have to file charges or claims with these governmental agencies. Finally, I am not waiving any rights that cannot by law be released by private agreement

This Waiver and Release includes, but is not limited to, claims and causes of action under: Title VII of the Civil Rights Act of 1964, as amended (“Title VII”); the Age Discrimination in Employment Act of 1967, as amended, including the Older Workers Benefit Protection Act of 1990 (“ADEA”); the Civil Rights Act of 1866, as amended; the Civil Rights Act of 1991; the Americans with Disabilities Act of 1990 (“ADA”); the Energy Reorganization Act, as amended, 42 U.S.C. ss 5851; the Workers Adjustment and Retraining Notification Act of 1988; the Pregnancy Discrimination Act of 1978; the Employee Retirement Income Security Act of 1974, as amended; the Occupational Safety and Health Act; claims in connection with workers’ compensation or “whistle blower” statutes; and/or contract, tort, defamation, slander, wrongful termination or any other state or federal regulatory, statutory or common law. Further, I expressly represent that no promise or agreement which is not expressed in the Retirement Agreement Materials has been made to me in executing this Waiver and Release, and that I am relying on my own judgment in executing this Waiver and Release, and that I am not relying on any statement or representation of the Company, any of the Affiliates or any other member of the Corporate Group or any of their agents. I agree that this Waiver and Release is valid, fair, adequate and reasonable, is with my full knowledge and consent, was not procured through fraud, duress or mistake and has not had the effect of misleading, misinforming or failing to inform me.
I acknowledge that payment of Benefits to me by the Company is not an admission by the Company or any other member of the Corporate Group that they engaged in any wrongful or unlawful act or that the Company or any member of the Corporate Group violated any federal or state law or regulation.
Should any of the provisions set forth in this Waiver and Release be determined to be invalid by a court, agency or other tribunal of competent jurisdiction, it is agreed that such determination shall not affect the enforceability of other provisions of this Waiver and Release. I acknowledge that this Waiver and Release and the other Retirement Agreement Materials set forth the entire understanding and agreement between me and the Company or any other member of the Corporate Group concerning the subject matter of this Waiver and Release and supersede any prior or contemporaneous oral and/or written agreements or representations, if any, between me and the Company or any other member of the Corporate Group. I understand that for a period of 7 calendar days following the date that I sign this Waiver and Release, I may revoke my acceptance of the offer, provided that my written statement of revocation is received on or before that seventh day by Stephani Britton, HR Manager, Syntroleum Corporation, 4322 South 49th West Avenue, Tulsa, Oklahoma 74107, facsimile number:  (918) 592-7979, in which case the Waiver and Release will not become effective. In the event I revoke my acceptance of this offer, the Company shall have no obligation to provide me Benefits. I understand that failure to revoke my acceptance of the offer within 7 calendar days from the date I sign this Waiver and Release will result in this Waiver and Release being permanent and irrevocable.

I acknowledge that I have read this Waiver and Release, have had an opportunity to ask questions and have it explained to me and that I understand that this Waiver and Release will have the effect of knowingly and voluntarily waiving any action I might pursue, including breach of contract, personal injury, retaliation, discrimination on the basis of race, age, sex, national origin, or disability and any other claims arising prior to the date of this Waiver and Release. By execution of this document, I do not waive or release or otherwise relinquish any legal rights I may have which are attributable to or arise out of acts, omissions, or events of the Company or any other member of the Corporate Group which occur after the date of the execution of this Waiver and Release.

John B. Holmes, Jr.
Executive’s Printed Name
/s/ John B. Holmes, Jr.
Executive’s Signature
11/15/07
Executive’s Signature Date

Attachment B
November 15, 2007
Syntroleum Corporation
4322 South 49th West Avenue
Tulsa, Oklahoma 74107
Attn.: Secretary of the Corporation

Re:	Confirmation of resignation from all positions and offices held in Syntroleum Corporation, and all of its affiliates and/or subsidiaries
Dear Sir/Madam:
By affixing my signature to this letter, I hereby resign, due to my expected entry into retirement, from any and all positions and/or offices previously held in Syntroleum Corporation, all of its affiliates and/or subsidiaries that are in existence as of the date of this correspondence. My resignation includes, without limitation, any position as a director, officer, agent, or trustee of Syntroleum Corporation and in any of the entities of Syntroleum Corporation (its affiliates and/or subsidiaries). This resignation shall become effective as of November 19, 2007 as stated in the Retirement Agreement, although I will remain an employee of Syntroleum Corporation until December 28, 2007.
Sincerely,
John B. Holmes, Jr.